Exhibit 99.1
IPG PHOTONICS ANNOUNCES AGREEMENT TO ACQUIRE GENESIS SYSTEMS GROUP
Genesis a leader in the integration of robotic welding and automation solutions
OXFORD, Mass. – November 5, 2018 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that it has signed a definitive agreement to acquire privately held Genesis Systems Group (Genesis), a leader in the integration of robotic welding and automation solutions. The transaction has been approved by the Board of Directors of each company. Subject to satisfaction of customary closing conditions, including regulatory approval, the transaction is expected to close in the fourth quarter of 2018.
Based in Davenport, Iowa and with production facilities in the US, Mexico and Japan, Genesis is a qualified robotic systems integrator for more than 300 blue-chip customers in the transportation, aerospace and industrial end markets. Genesis has more than 35 years of robotic system design and integration experience, having integrated more than 6,500 robots with workcells in 43 U.S. states and 17 countries. Genesis develops innovative robotic system solutions for applications that include welding, non-destructive inspection, machine vision, materials handling, removal and dispensing.
"The acquisition of Genesis is an important step in IPG's evolution to becoming a more complete provider of welding solutions and strategic partner to end customers," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "IPG has been a supplier to Genesis for many years and its customers have embraced our new technologies and products. We plan to leverage Genesis' unique expertise in robotic systems integration to accelerate laser processing within the transportation, aerospace and industrial end markets. In addition, Genesis will provide a route to market for IPG's advanced laser welding and laser cleaning solutions."
"By combining Genesis' proven process, automation expertise and customer footprint with IPG's leading-edge portfolio of laser technology, the combined companies are uniquely capable of driving penetration of laser processing and delivering greater value to customers," said Pat Pollock, Genesis' President and Chief Executive Officer."
The cash purchase price is $115 million, subject to customary closing adjustments. Genesis has approximately 380 employees and is expected to achieve approximately $100 million in revenue for the fiscal year ended December 31, 2018. The acquisition is expected to be approximately neutral to IPG's earnings per diluted share, including amortization of acquired intangibles, for the fiscal year ended December 31, 2019.
IPG and Genesis will be showcasing their technology solutions at FABTECH 2018, taking place at the Georgia World Congress Center in Atlanta, Georgia November 6-8, 2018. IPG will be at booth C12868 and Genesis at booths C13242 and C13029.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, becoming a more complete provider of welding solutions and strategic partner to end customers; leveraging Genesis’ unique expertise in robotic systems integration to accelerate laser processing within the transportation, aerospace and industrial end markets; Genesis providing a route to market for IPG's advanced laser welding and laser cleaning solutions; the combined companies driving penetration of laser processing and delivering greater value to customers; Genesis’ expected revenue for 2018; impact of the acquisition on IPG’s earnings per diluted share, amortization of intangibles and dilution of IPG’s gross margin for the year ended December 31, 2019; and the expected timetable for closing the Genesis transaction. Factors that could cause actual results to differ materially include risks and uncertainties, certain of which are beyond IPG’s control, including obtaining regulatory approval in connection with the Genesis transaction; the ability of IPG, Genesis and the selling members of Genesis to satisfy the acquisition agreement conditions and consummate the transaction on the anticipated timetable, or at all; risks associated with the acquisition in new businesses and technologies, including integrations, strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2018) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.